Exhibit 10.11

Loan agreemnt and pledge agreement

This bank loan agreement and pledge agreement were made among the following parties on 29 December 2008.

(A)	Borrower : Guangxi Liuzhou Baicaotang

(B)	Lender/ Mortgagee : Rurol Credence Cooperation of Guangxi

(C)	Mortgagor : Baicaotang Property Development Limited

Whereas:

The parties are desirous to enter into this agreement and agree as follows:-

(1)	The types of loan is medium term loan

(2)	The purpose of loan is to finance the purchase of drugs

(3)	The loan amount is equivalent of RMB3,500,000 and the term of loan is 36 months from December 29, 2008 to December 29, 2011;

(4)
Interest was charged at 130% of the benchmark rate, equivalent to annual interest rate of 7.02%.  The interest is subject to revise in accordance with the benchmark rates announced by People of Bank of China, and the change is effective at the date of change as promulgated by PBC without notice. Interest is accrued and settled on monthly basis which is 20 th of each month.

(5)	Rights and obligation
Borrower :
i  Proper use of loan in accordance with the terms set as therein
ii	Providing the true and complete fiancial report and relevant information, and assist the investigation of the borrower’s business and fiancial activities in connection with the use of fund.
iv	Repayment in accordance with the terms as set out therein and may extend the terms of loan by written notice before due date by 30 days upon the conset of lender.

Lender:
i
Have the right to request Borrower to repay the said loan at any time when the occurrence of any incidence detrimental to the possibility of repayment; increase the items of pledge should the diminution of the value of the subject under pledge occur;.

ii	Have the rights to request Borrower to obtain the information inclusive of the financial figures, inventory and the use of fund in connection to the loan .
iii	Advance the loan to Borrower at the time in accordance with the terms as set out in above
.
(6)
When the borrower fail to repay in accordance with the prescribed period  herewith the terms as set out above, penalty will be imposed at a rate of 150% of the aforesaid interest rate of this contract till the repayment of principal and interest in arrears and will adjust at the date of the change of the benchmark rates announced by People of Bank of China. When the borrow fail to use the fund properly, penalty charge of 200% of the aforesaid interest rate will be imposed on the part of fund in breach of use.

(7)
The mortgagees agree to pledge its property for the security of loan granted to the borrower. The pledge cover the principal of loan, interest, surcharge, compensation, litigation in connection of the enforcement of debts.

(8)	Value of asset under pledge : RMB 9,622,351

(9)	Asset under pledge : Block 3, 1-1, 1-2, 1-3, 1-4, 1-5, 1-6, 1-7, 1-8, 2-5 Baicaoyuan, No 102 Chengzhan Road, Liuzhou City